LICENSE AND SOFTWARE DISTRIBUTION AGREEMENT

This License and Software Distribution Agreement is made and entered into effective as of February 3, 2003 (the "EFFECTIVE DATE") by and between Triumph Case Management Ltd., a federal corporation continued pursuant to the laws of Canada ("Triumph"), and Searchlight Systems Inc., a Nevada corporation ("SSI").

RECITALS

A.

TRIUMPH develops and distributes proprietary software for use by lawyers and law firms.

B.

The parties desire to enter into this Agreement in order to allow SSI, its subsidiaries and customers to purchase and use the TRIUMPH software known commercially as SearchlightTM pursuant to a license granted by TRIUMPH.

NOW, THEREFORE, in consideration of the mutual agreements and obligations contained herein, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1

This "AGREEMENT" means this License and Software Distribution Agreement between SSI and TRIUMPH, as it may be amended from time to time by in writing signed by authorized representatives of both TRIUMPH and SSI.

1.2

"BUSINESS DAY" means any calendar day other than a Saturday, Sunday or national holiday recognized in North America.

1.3

"DOCUMENTATION" means the human readable user manuals and related written materials provided by TRIUMPH that describe the use, functionality, output and/or other characteristics of the TRIUMPH Software or guidance regarding proper use of the TRIUMPH Software.

1.4

"SSI CLIENT" means an entity that has entered into a contractual relationship with SSI for the purpose of securing a sublicense of all or some of the TRIUMPH Software.

1.5

"SSI CLIENT CONTRACT" means a contract entered into between SSI and an SSI Client.

1.6

"TRIUMPH" SOFTWARE" means the SearchlightTM software developed and owned by Triumph.

1.7

"INTELLECTUAL PROPERTY" means, collectively, patents, copyrights, trademarks, trade names, trade secrets and other proprietary and intellectual property rights.

1.8

"LICENSE" means the license rights granted by TRIUMPH to SSI in Article 2 of this Agreement with respect to the TRIUMPH Software, and includes all licenses sold to SSI Clients.

1.9

"FEE" means any fee charged by Triumph to SSI for the Triumph Software or software related services.  These rates will be set by the parties on an annual basis, and will initially be:

1.9.1

Per user license fee:  $695

1.9.2

Annual update fee per user:  $125

1.9.3

Triumph programmer hourly rate:  $65

1.9.4

Triumph senior programmer hourly rate:  $110

1.10

"TERM" has the meaning set forth in Section 8.1.

1.11

"TERRITORY" means North America, or as Triumph and SSI may otherwise agree.

1.12

"USE" means to load, execute, employ, utilize, store, display, distribute or copy any machine readable portion of software or data or to make use of any documentation or related material sin connection with the execution of any machine readable portion of software or data.

ARTICLE 2 - LICENSE FOR TRIUMPH SOFTWARE

2.1

Grant of License.  Subject to the terms and conditions of this Agreement, TRIUMPH grants to SSI and its subsidiaries, effective during the Term, a license to use and sell the Triumph Software in accordance with the terms and conditions set out in this Agreement.

2.2

Protection of TRIUMPH Intellectual Property.  TRIUMPH represents that the TRIUMPH Software and all associated Intellectual Property Rights arising under the laws of jurisdictions in the Territory are owned by and/or licensed to TRIUMPH.  SSI recognizes and agrees that nothing in this Agreement or otherwise provides it with any rights to ownership of the TRIUMPH Software.

SSI shall not remove or destroy and copyright notice or other propriety legends or markings placed upon or contained in the TRIUMPH Software, and SSI shall include such legends or markings whenever referencing the TRIUMPH Software, other than casual references.  SSI agrees not to decompile, reverse engineer or disassemble the TRIUMPH Software.  Except as may be otherwise provided in this Agreement, SSI may not copy, modify, adapt, translate, rent, lease, loan, resell for profit, or creat4e derivative works based upon, the TRIUMPH Software.  No right, title or interest in or to the TRIUMPH Software or any Intellectual Property in or related thereto is conveyed or assigned by TRIUMPH by virtue of this Agreement, except as may be expressly licensed under the terms and conditions set forth in this Agreement.  TRIUMPH retains and reserves all rights not expressly granted to SSI hereunder.

2.3

Trademark Usage.  During the Term, SSI, its subsidiaries and SSI Clients are licensed by TRIUMPH to use the TRIUMPH trademark "Searchlight" on a non- exclusive basis and only as is reasonably necessary or useful in connection with SSI's provision of services to SSI Clients related to the TRIUMPH Software in accordance with this Agreement and reasonable TRIUMPH trademark usage guidelines.  On all marketing and external documents of SSI in which any TRIUMPH trademark appears, SSI shall insert a statement acknowledging TRIUMPH's ownership of the trademark.  Nothing contained herein shall give SSI any right, title or interest whatsoever in any TRIUMPH trade name or trademark.

ARTICLE 3 - Sales to SSI Clients

3.1

License Sales.  Each of the SSI Clients will purchase a License for the Triumph Software for every one of its users.  SSI will pay to Triumph the appropriate fee for each such License, as set out in this Agreement, but may charge rates to SSI Clients as negotiated between the parties.

3.2

On-Site Training.  In consideration of SSI's payment to TRIUMPH of all applicable training fees due in respect of each user of the TRIUMPH Software at each SSI Client, TRIUMPH shall provide each such SSI Client with an an-site training session with respect to the TRIUMPH Software which shall include, but not be limited to, installation elements, benefits, operation and strategies applicable to the use of specific TRIUMPH Software.  The parties agree that only TRIUMPH personnel will be used by SSI and SSI Clients for training in the use of the Triumph software.

ARTICLE 4 - TECHNICAL SUPPORT AND MAINTENANCE

4.1

Documentation.  TRIUMPH shall provide SSI with a reasonably adequate number of copies of Documentation for the TRIUMPH Software.

4.2

Maintenance and Support Services to be provided.  During the Term, TRIUMPH agrees to provide SSI and SSI Clients the following maintenance services for the TRIUMPH Software to support the licensed use of the TRIUMPH Software:

4.2.1

TRIUMPH will provide SSI with any known problem solutions relating to TRIUMPH Software as such solutions become known to TRIUMPH.

4.2.2

TRIUMPH will provide SSI with any commercially released modifications, improvements, and refinements to the TRIUMPH Software then used by SSI or SSI Clients that TRIUMPH may develop as soon as they are commercially available.

4.2.3

TRIUMPH will provide SSI with reasonable access to TRIUMPH technical support personnel to address production software problems.  SSI agrees that SSI Clients will pay the appropriate Fee for such work.

ARTICLE 5 - CONSULTING; ANALYSIS

5.1

Installation and Training.  TRIUMPH will assist with installation of custom models for SSI Clients and will provide support and training on the use of those models to SSI Clients.

5.2

Consulting and Analysis.  TRIUMPH will provide ongoing consulting and analysis to SSI Clients, including all services requiring software programmers, on an exclusive basis.  SSI or the SSI Client will pay the appropriate Fee for the use of Triumph programming personnel in respect of all such work.  SSI will exclusively use the services of Triumph to enhance the SearchlightTM software for its purposes but acknowledges that all such enhancements remain the property of Triumph.

ARTICLE 6 - ADDITIONAL PRODUCTS AND SERVICES

6.1

TRIUMPH Sales of SearchlightTM software.  TRIUMPH may market SearchlightTM software regardless of whether such users are SSI Clients.

6.2

Additional Services by TRIUMPH.  SSI acknowledges that, upon request by SSI or an SSI Client, TRIUMPH will agree, subject to availability, to provide additional services to either or both, in consideration for the payment of the appropriate Fee to TRIUMPH.  If applicable, SSI Clients will contract directly with TRIUMPH for these services.

ARTICLE 7 - FEES; PAYMENT TERMS

7.1

License Fees.  For each calendar month of the Term SSI will prepare a report to Triumph listing the number of Licenses sold during the month and the total amount of Fees payable to Triumph in respect of such Licenses.  SSI will deliver such report to Triumph, together with a cheque in the amount of the Fees payable for that month, within 15 days of the end of each month.

7.2

Customization and Installation Fees.  SSI will pay and reimburse TRIUMPH for its fees and expenses for all customisation and installation services regarding the TRIUMPH Software that are to be provided by TRIUMPH at TRIUMPH's labour rates then in effect.  TRIUMPH will invoice SSI monthly for such charges, which will be payable by SSI to TRIUMPH in full within 15 days of TRIUMPH's invoice.

ARTICLE 8 - TERM; MATERIAL BREACH; TERMINATION

8.1

Term.  The "TERM" of this Agreement means that period of time commencing on the Effective Date of this Agreement and ending on the Termination Date (as defined below).

8.2

Termination for Material Breach.  If a party to this Agreement commits a material breach of any of its material obligations or covenants under this Agreement (the "BREACHING PARTY"), then the other party to this Agreement (the "TERMINATING PARTY") may, at its option, terminate this Agreement if such material breach remains uncured for sixty (60) days after the date the Terminating Party has given written notice of such material breach to the Breaching Party; provided, however, that if the material breach remains uncured after such applicable cure period, then (provided that the Terminating Party is not itself then in material breach of this Agreement), the Terminating Party may terminate this Agreement immediately by giving written notice of its termination of this Agreement to the Breaching Party.  The date such written notice is delivered to the Breaching Party is the "TERMINATION DATE".

8.3

Other Grounds for Termination.  To the extent permitted by applicable law a party (the "NON-DEFAULTING PARTY") may terminate this Agreement immediately by written notice to the other in the event the other party makes an assignment for the benefit of its creditors, admits in writing an inability to pay debts as they mature, a trustee or receiver is appointed respecting all or a substantial part of the other party's assets, or a proceeding is instituted by or against the other party under any provision of the Federal Bankruptcy Act and is acquiesced in or is not dismissed within sixty (60) days, or results in an adjudication of bankruptcy.  To the extent applicable law prevents the non-defaulting party from terminating this Agreement, if it should wish to do so as described above, then the parties shall have only those rights and remedies permitted by applicable law, including the Federal Bankruptcy Act.  However, the non-defaulting party has the unrestricted right at its option not to terminate this Agreement and, to continue to exercise its rights under this Agreement.

8.4

Effect of Termination.  Upon termination of this Agreement, all rights of SSI to sell the TRIUMPH Software will cease.  Such termination will not affect any existing Licenses.

ARTICLE 9 - GENERAL

9.1

Parties are Note Partners or Agents.  SSI and TRIUMPH are independent contractors and neither shall have any power, nor will either of the parties represent that it has any power, to bind the other party or to assume or to create any obligation or responsibility, express or implied, on behalf of any other party or in any other party's name.   This Agreement shall not be construed as constituting TRIUMPH and SSI as partners, joint venturers or agents of each other or to create any other form of legal association which would impose liability upon one party for the act or failure to act of the other.

9.2

Use of Non-TRIUMPH Employees.  TRIUMPH has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed all work to be performed by TRIUMPH hereunder.  TRIUMPH shall require all non-TRIUMPH employees as well as employees of TRIUMPH to sign TRIUMPH's standard confidentiality agreements which require those individuals to keep confidential and not use third-party information such as that of SSI and SSI Clients.

9.3

Headings.  The article, section, and subsection headings use in this Agreement are for reference and convenience only, and shall not enter into the interpretation hereof.

9.4

Waiver; Remedies.  No delay or omission by any party hereto to exercise any right or power occurring upon any non-compliance or default by the other party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof.  A waiver by either of the parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any subsequent breach thereof or of any covenant, condition, or agreement herein contained.  Unless otherwise stated herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

9.5

Governing Law; Venue; Disputes.  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.  Any dispute arising with respect to the subject matter or operation of this Agreement that cannot be dealt with by the parties, will be submitted to arbitration in accordance the provisions of the Arbitration Act of British Columbia.

9.6

Entire Agreement; Amendment.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement, and there are no understandings or agreements relative hereto other than those which are expressed herein, and no waiver of any rights hereunder shall be valid or effective unless such waiver is set forth in a writing executed by the party against whom such waiver is sought to be enforced.  This Agreement may be amended or modified only by a writing executed by both parties.

9.7

Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.  Neither party shall, without the prior written consent of the other party (which consent shall not be unreasonably withheld) assign or transfer this Agreement, and any attempt to do so shall be void and of no force and effect, except that a party hereto may, without the other party's consent, assign this Agreement to a parent, subsidiary, or purchaser of substantially all the assets or stock, or to a third party with whom such party is directly or indirectly merged or consolidated.  In the case of any permitted assignment set forth above, the assigning party will provide reasonable advance notice of the assignment to the other party.

9.9

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Executed effective as of February 3, 2003.

TRIUMPH CASE MANAGEMENT LTD.

SEARCHLIGHT SYSTEMS INC.

Per:

Per:

/s/Gary Procknow

/s/Gary Procknow

Authorized Signatory

Authorized Signatory